Exhibit 3.1

ARCHSTONE-SMITH OPERATING TRUST

SERIES M PREFERRED
UNITS OF BENEFICIAL INTEREST

Articles Supplementary Designating a Series of Preferred Units as
Series M Preferred Units of Beneficial Interest
and Fixing Distribution and Other Preferences and Rights of Such Series

     Archstone-Smith Operating Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland pursuant to section 8-203(b) of the Corporations and Associations Article of the Annotated Code of Maryland that:

     FIRST: Pursuant to the authority granted and vested in the sole trustee of the Trust (the “Trustee”) by Article 2, Section 1(c) of the Declaration of Trust of the Trust (the “Declaration of Trust”), the Trustee hereby designates one unissued Unit of Beneficial Interest of the Trust as a Series M Preferred Unit of Beneficial Interest, $0.01 par value per share (the “Series M Preferred Unit”).

     SECOND: The following is a description of the Series M Preferred Unit, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption thereof, which, upon any restatement of the Declaration of Trust, shall be deemed to be a part of Article 2 of the Declaration of Trust, with any necessary or appropriate changes to the enumeration or lettering of any section or subsection thereof:

     Section 1. Number of Units and Designation. This class of preferred Units shall be designated as Series M Preferred Units of Beneficial Interest and the number of Units which shall constitute such series shall be one Unit, par value $0.01 per unit.

     Section 2. Definitions. Capitalized terms used and not defined herein have the meanings provided in the Declaration of Trust. In addition, for purposes of the Series M Preferred Unit, the following terms shall have the meanings indicated:

     “Common Shares” mean common share of beneficial interest, par value $0.01 per share, of the Parent REIT.

     “Common Unit Value” means (1) the Value of one Common Share multiplied by (2) the Conversion Factor.

     “Contribution Agreement” shall mean the Contribution Agreement, to be dated as of December 13, 2004, between the Trust and Ezra Mersey.

     “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity.

     “Redemption Price” shall mean the Redemption Price calculated pursuant to the Contribution Agreement.

     “Redemption Price Determination Time” shall mean the time the Redemption Price determined pursuant to the Contribution Agreement.

     “Underlying Common Unit Amount” shall mean (a) at all times before the Redemption Price Determination Time, the number of Common Shares with an aggregate Common Unit Value of $10,000 as of the close of trading on the New York Stock Exchange on December 10, 2004 (the “Initial Unit Amount”) and (b) from and after the Redemption Price Determination Time, the sum of (i) the Initial Unit Amount and (ii) the number of Common Units whose aggregate Common Unit Value is equal to the Redemption Price as of the close of trading on the New York Stock Exchange on the date of the Redemption Price Determination Time (or, if such date is not a trading day on the New York Stock Exchange, the immediately preceding trading day) (the “Redemption Price Amount”).

     Section 3. Distributions.

     (a) General. The holder of the Series M Preferred Unit shall be entitled to receive a proportionate share of any distribution in cash or in kind authorized, declared and paid by the Trust on the Common Units, when, as and if authorized and declared by the Trustee, out of any assets legally available therefor, as though the holder of the Series M Preferred Unit were the holders of the Underlying Common Unit Amount of Class B Common Units as of the record date fixed for the determination of the holders of the Common Units entitled to receive such distribution, and assuming, for purposes of determining the time that the Class B Common Units are automatically converted into Class A-1 Units under the Declaration of Trust, (i) the Initial Amount of Class B Common Units to be issued to the holder on December 13, 2004 and (ii) the Redemption Price Amount of Class B Common Units were issued to the holder on the date of the Redemption Price Determination Time.

     (b) No Further Rights. The holder of the Series M Preferred Unit shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the distributions described in Section 3(a).

     Section 4. Liquidation Preference.

     (a) Distributions Upon Liquidation. Upon any liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, after any payment or distribution of the assets of the Trust (whether capital or surplus) is made to or set apart for the holders of any class or series of Units of the Trust now or hereafter issued and outstanding which have a preference or priority over the Common Units in the distribution of assets on any liquidation, dissolution or winding up of the Trust, the holder of the Series M Preferred Unit shall be entitled to receive out of assets of the Trust legally available for such purpose, a proportionate share of the remaining assets of the Trust, if any, as if the holders held a number of Class B Common Units equal to the Underlying Common Unit Amount and assuming, for purposes of determining the time that the Class B Common Units are automatically converted into Class A-1 Units under the Declaration of Trust, the Initial Amount of such Class B Units were issued on December 13, 2004 and the Redemption Price Amount of such Class B Units were issued on the date of the Redemption Price Determination Time.

     (b) Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Trustee to, or the consolidation or merger or other business combination of the Trust with or into, any corporation, trust, partnership, limited liability company or other entity (or of any corporation, trust, partnership, limited liability company or other entity with or into the Trust) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Trust.

     Section 5. Redemption. From and after the Redemption Price Determination Time, the holder of the Series M Preferred Unit shall have the right to have the Series M Preferred Unit redeemed in whole and not in part pursuant to Section 6.6 of Annex A to the Declaration of Trust, as if such holder held a number of Class B Common Units equal to the Underlying Common Unit Amount and assuming, for purposes of determining the time that the Class B Common Units are automatically converted into Class A-1 Units under the Declaration of Trust, the Initial Amount of such Class B Common Units were issued on December 13, 2004 and the Redemption Price Amount of the Class B Common Units were issued on the date of the Redemption Price Determination Time. Such redemption shall not be subject to the one-year hold period described in Section 6.6A of Annex A.

     Section 6. Units to Be Retired. If the Series M Preferred Unit is reacquired in any manner by the Trust or redeemed as provided herein, such Series M Preferred Unit shall be restored to the status of authorized but unissued Units of the Trust, without designation as to class or series.

     Section 7. Ranking. The Series M Preferred Unit shall be deemed to rank on a parity with the Common Units in the payment of distributions or the distribution of assets on any liquidation, dissolution or winding up of the Trust. Any other class or series of Units of the Trust shall be deemed to rank:

     (i) senior to the Series M Preferred Unit, in the payment of distributions or in the distribution of assets on any liquidation, dissolution or winding up of the Trust, if the holders of such class or series are entitled to the receipt of distributions or amounts distributable on any liquidation, dissolution or winding up of the Trust, as the case may be, in preference or priority to the holders of Series M Preferred Unit or the Common Units; and

     (ii) on a parity with the Series M Preferred Unit, in the payment of distributions and in the distribution of assets on any liquidation, dissolution or winding up of the Trust, the holders of such class or series and the holders of Series M Preferred Unit are entitled to the receipt of distributions and amounts distributable on any liquidation, dissolution or winding up of the Trust on the same basis as the Series M Preferred Unit or Common Units.

     Section 8. Voting. The holder of the Series M Preferred Unit will not have any voting rights or right to consent to any matter requiring the consent or approval of the holders of Units, except as required by law.

     Section 9. Transfer Restrictions. Notwithstanding Section 9.3 of Annex A to the Declaration of Trust, the holder of the Series M Preferred Unit may not transfer all or any portion of his or her Series M Preferred Unit without the prior written consent of the Trust or the Trustee prior to the Redemption Price Determination Time. A transfer shall be deemed to include a pledge to a lender to secure a loan to a holder of the Series M Preferred Unit. From and after the Redemption Price Determination Time, the holder of the Series M Preferred Unit may transfer such unit in accordance with Section 9.3 of Annex A to the Declaration of Trust.

     Section 10. No Conversion Rights. The holder of the Series M Preferred Unit shall not have any rights to convert such shares into shares of any other class or series of shares or into any other securities of, or interest in, the Trust.

     Section 11. No Preemptive Rights. The holder of the Series M Preferred Unit shall not have any preemptive rights to purchase or subscribe for additional units of the Trust or any other security of the Trust which it may issue or sell.

     Section 12. Record Holders. The Trust may deem and treat the record holder of the Series M Preferred Unit as the true and lawful owner thereof for all purposes, and the Trust shall not be affected by any notice to the contrary.

     Section 13. Sinking Fund. The Series M Preferred Unit shall not be entitled to the benefit of any retirement or sinking fund.

     THIRD: These Articles Supplementary have been approved by the Trustee in the manner and by the vote required by law.

     FOURTH: The undersigned Vice President acknowledges these Articles Supplementary to be the act of the Trust and further, as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties of perjury.

     IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 10th day of December, 2004.

ARCHSTONE-SMITH OPERATING TRUST

By:	/s/ Thomas S. Reif

Thomas S. Reif
Vice President

ATTEST:

/s/ Erin McMahon
Erin McMahon, Assistant Secretary

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